Exhibit (h)v under N-1A
                                          Exhibit (10) under Item 601/Reg.S-K



                            FEDERATED INDEX TRUST

               SUPERVISORY AND ADMINISTRATIVE SERVICES CONTRACT

      This Contract is made between FEDERATED INVESTMENT MANAGEMENT COMPANY, a Delaware business trust having its principal place of business in Pittsburgh, Pennsylvania ("FIMCo"), and Federated Index Trust, a
Massachusetts business trust having its principal place of business in Pittsburgh, Pennsylvania (the "Trust").

      The parties hereto, intending to be legally bound, hereby agree as follows:

      1. The Trust is an open-end management investment company as that term is defined in the Investment Company Act of 1940 ("Act") and is registered as such with the Securities and Exchange Commission; and

      2. The Trust hereby appoints FIMCo as supervisor and administrator for each of the portfolios ("Funds") of the Trust which executes an exhibit to this Contract, and FIMCo accepts the appointments.

      3. Subject to the supervision and control of the Trust's Board of Trustees, FIMCo will provide (or cause to be provided) facilities, equipment and personnel to carry out (a) supervisory or management services with respect to the investments of the Funds, and (b) administrative services for operation of the business and affairs of the Trust, as set forth on the exhibits to this Contract. Notwithstanding the foregoing, the parties acknowledge and agree that FIMCo will not provide any of the supervisory or management services contemplated herein, and will not be entitled to payment of fees therefor, to the extent that FIMCo is providing investment advisory services under the Investment Advisory Contract dated February 20, 2002, and receiving fees therefor.

      4. Except as set forth on the applicable exhibit to this Contract, each Fund shall pay all of its own expenses and its allocable share of Trust expenses, including, without limitation, the expenses of organizing the Trust and continuing it's existence; fees and expenses of Trustees and officers of the Trust; fees for investment supervisory services and administrative personnel and services; fees and expenses of preparing and printing its Registration Statements under the Securities Act of 1933 and the Act and any amendments thereto; expenses of registering and qualifying the Trust, the Funds, and shares of the Funds ("Shares") under federal and state laws and regulations; expenses of preparing, printing, and distributing prospectuses (and any amendments thereto) to shareholders; interest expense, taxes, fees, and commissions of every kind; expenses of issue (including cost of Share certificates), purchase, repurchase, and redemption of Shares, including expenses attributable to a program of periodic issue; charges and expenses of custodians, transfer agents, dividend disbursing agents, shareholder servicing agents, and registrars; printing and mailing costs, auditing, accounting, and legal expenses; reports to shareholders and governmental officers and commissions; expenses of meetings of Trustees and shareholders and proxy commissions; expenses of meetings of Trustees and shareholders and proxy solicitations therefor; insurance expenses; association membership dues and such nonrecurring items as may arise, including all losses and liabilities incurred in administering the Trust and the Funds. Each Fund will also pay its allocable share of such extraordinary expenses as may arise including expenses incurred in connection with litigation, proceedings, and claims and the legal obligations of the Trust to indemnify its Trustees, officers, employees, shareholders, distributors, and agents with respect thereto.

      5. Each of the Funds shall pay to FIMCo, for all services rendered to each Fund by FIMCo hereunder, the fees set forth in the exhibits hereto.

      6. FIMCo may from time to time and for such periods as it deems appropriate reduce its compensation (and, if appropriate, assume expenses of one or more of the Funds) to the extent that any Fund's expenses exceed such lower expense limitation as FIMCo may, by notice to the Fund, voluntarily declare to be effective.

      7. This Contract shall begin for each Fund as of the date of execution of the applicable exhibit and shall continue in effect with respect to each Fund presently set forth on an exhibit (and any subsequent Funds added pursuant to an exhibit during the initial term of this Contract) for two years from the date of this Contract set forth above and thereafter for successive periods of one year, subject to the provisions for termination and all of the other terms and conditions hereof if: (a) such continuation shall be specifically approved at least annually by the vote of a majority of the Trustees of the Trust, including a majority of the Trustees who are not parties to this Contract or interested persons of any such party cast in person at a meeting called for that purpose; and (b) FIMCo shall not have notified a Fund in writing at least sixty (60) days prior to the anniversary date of this Contract in any year thereafter that it does not desire such continuation with respect to that Fund. If a Fund is added after the first approval by the Trustees as described above, this Contract will be effective as to that Fund upon execution of the applicable exhibit and will continue in effect until the next annual approval of this Contract by the Trustees and thereafter for successive periods of one year, subject to approval as described above.


      8. Notwithstanding any provision in this Contract, it may be terminated at any time with respect to any Fund, without the payment of any penalty, by the Trustees of the Trust or by a vote of the shareholders of that Fund, on sixty (60) days' written notice to FIMCo.

      9. This Contract may not be assigned by FIMCo and shall automatically terminate in the event of any assignment. FIMCo may employ or contract with such other person, persons, corporation, or corporations at its own cost and expense as it shall determine in order to assist it in carrying out this contract.

      10. In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of the obligations or duties under this Contract on the part of FIMCo, FIMCo shall not be liable to the Trust or to any of the Funds or to any shareholder for any act or omission in the course of or connected in any way with rendering services or for any losses that may be sustained in the purchase, holding, or sale of any security.

      11. This Contract may be amended at any time by agreement of the parities, provided that the amendment shall be approved both by the vote of a majority of the Trustees of the Trust, including a majority of the Trustees who are not parities to this Contract or interested persons, as defined in
Section 2(a)(19) of the Act, of any such party to this Contract (other than as Trustees of the Trust) cast in person at a meeting called for that purpose, and on behalf of a Fund by the holders of a majority of the outstanding voting securities of such Fund, as defined in Section 2(a)(42) of the Act.

      12. FIMCo is hereby expressly put on notice of the limitation of liability as set forth in Article XI of the Declaration of Trust and agrees that the obligations pursuant to this Contract of a particular fund and of the Trust with respect to that particular fund be limited solely to the assets of that particular Fund, and FIMCo shall not seek satisfaction of any such obligation from any other Fund, the shareholders of any Fund, the Trustees, officers, employees or agents of the Trust, or any of them.

      13. The Trust is hereby expressly put on notice of the limitation of liability as set forth in the Declaration of Trust of FIMCo and agrees that the obligations assumed by FIMCo pursuant to this Contract shall be limited in any case to FIMCo pursuant to this Contract shall be limited in any case to FIMCo and its assets and, except to the extent permitted by the Investment Company Act of 1940, the Trust shall not seek satisfaction of any such obligation from the shareholders of the FIMCo, the Trustees, officers, employees or agents of FIMCo, or any of them.

      14. FIMCo agrees to maintain the security and confidentiality of nonpublic personal information ("NPI") of Trust customers and consumers, as those terms are defined in Regulation S-P, 17 CFR Part 248. FIMCo agrees to use and redisclose such NPI for the limited purposes of processing and servicing transactions; for specific law enforcement and miscellaneous purposes; and to service providers or in connection with joint marketing arrangements directed by the Funds, in each instance in furtherance of fulfilling FIMCo's obligations under this Contract and consistent with the exceptions provided in 17 CFR Sections 248.14, 248.15 and 248.13, respectively.

      15. The parties hereto acknowledge that Federated Investors, Inc. has reserved the right to grant the non-exclusive use of the name Federated Index Trust or any derivative thereof to any other investment company, investment company portfolio, investment manager, distributor, or other business enterprise, and to withdraw from the Trust and one or more of the Funds the use of the name Federated Index Trust. The name Federated Index Trust will continue to be used by the Trust and each Fund so long as such use is mutually agreeable to Federated Investors, Inc. and the Trust.

      16. This Contract shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania.

      17. This Contract will become binding on the parties hereto upon their execution of the attached exhibits to this Contract.


                                  EXHIBIT A

                               Services Exhibit

                        Federated Large Cap Index Fund

Section 1.  Supervisory Services

On behalf of the Trust and the Fund, FIMCo will provide (or will cause to be provided) facilities, equipment and personnel to:

      a.    Supervise the Fund's investment in a master fund;

      b. Verify that the master fund invests in accordance with the limitations and restrictions set forth in its registration statement;

      c. Monitor tracking deviations between the master fund and the benchmark index;

      d. Report to the Board of Trustees regarding master fund and Fund performance; and

      e. Recommend that the Fund withdraw from the master fund, if appropriate.

FIMCo will be guided by each of the Fund's investment objectives and policies and the provisions and restrictions contained in the Declaration of Trust and By-Laws of the Trust and as set forth in the Registration Statement and exhibits as may be on file with the Securities and Exchange Commission, all as communicated by the Trust to FIMCo.

Section 2.  Management Services

On behalf of the Trust and the Fund, FIMCo will provide (or will cause to be provided) facilities, equipment and personnel to:

      a. Select subadvisers based on the subadvisers' skills in managing assets and indexing capabilities;

      b. Verify that the subadviser invests in accordance with the limitations and restrictions set forth in the Fund's registration statement;

      c.    Monitor tracking deviations between the Fund and benchmark index;

      d.    Report to the Board of Trustees regarding Fund performance; and

      e. Recommend that the services of a subadviser be terminated, if appropriate.

FIMCo will be guided by each of the Fund's investment objectives and policies and the provisions and restrictions contained in the Declaration of Trust and By-Laws of the Trust and as set forth in the Registration Statements and exhibits as may be on file with the Securities and Exchange Commission, all as communicated by the Trust to FIMCo.


Section 3.  Administrative Services.

On behalf of the Trust and the Fund, FIMCo will provide (or will cause to be provided) facilities, equipment and personnel to:

      a. prepare, file, and maintain the Trust's governing documents, including the Declaration of Trust (which has already been prepared and filed), the By-laws, minutes of meetings of Trustees and shareholders, and proxy statements for meeting of shareholders;

      b. prepare and file with the Securities and Exchange Commission and the appropriate state securities authorities the registration statements for the Trust and the Trust's shares and all amendments thereto, reports to regulatory authorities and shareholders, prospectuses, proxy statements, and such other documents as may be necessary or convenient to enable the Trust to make a continuous offering of its shares;

      c. prepare, negotiate, and administer contracts on behalf of the Trust with, among others, the Trust's distributor, custodian, and transfer agent;

      d. supervise the Trust's custodian in the maintenance of the Trust's general ledger and in the preparation of the Trust's financial statements, including oversight of expense accruals and payments, of the determination of the net asset value of the Trust's assets and of the Trust's shares, and of the declaration and payment of dividends and other distributions to shareholders;

      e. calculate performance data of the Trust for dissemination to information services covering the investment company industry;

      f.    prepare and file the  Trust's tax returns;

      g. examine and review the operations of the Trust's custodian and transfer agent;

      h. coordinate the layout and printing of publicly disseminated prospectuses and reports;

      i. perform internal audit examinations in accordance with a charter to be adopted by the Trust;

      j.    assist with the design, development, and operation of the Trust;

      k. provide individuals reasonably acceptable to the Trust's Board of Trustees for nomination, appointment or election as officers of the Trust who will be responsible for the management of certain of the Trust's affairs as determined by the Trust's Board of Trustees; and

      l. advise the Trust and its Board of Trustees on matters concerning the Trust and its affairs.

                                  EXHIBIT B

                                 Fee Schedule

                        Federated Large Cap Index Fund


      For all services rendered by FIMCo hereunder, the above-named Fund of Federated Index Trust shall pay to FIMCo and FIMCO agrees to accept as full compensation for all services rendered hereunder, an annual fee in an amount equal to .15 of 1% of the average daily net assets of the Fund. Such fee shall accrue and be paid daily.

      The portion of the fee based upon the average daily net assets of the Fund shall be accrued daily at the rate of 1/365th of 0.15 of 1% applied to the daily net assets of the Fund.

      The advisory fee so accrued shall be paid to Adviser daily.

      Witness the due execution hereof this 20th day of February, 2002.

                                    FEDERATED INVESTMENT
                                    MANAGEMENT COMPANY


                                    By:  /s/ Keith M. Schappert
                                    Name:  Keith M. Schappert
                                    Title:  President/CEO

                                    FEDERATED INDEX TRUST


                                    By:  /s/ J. Christopher Donahue
                                    Name:  J. Christopher Donahue
                                    Title:  President